OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

QUARTERLY NET INCOME ALMOST TRIPLES ON RECORD REVENUES AND EARNINGS

BP Increases Size of Contract for Caspian Sea Seismic Reservoir Monitoring System

Company Announces Increase in Expansion Plans for Houston Manufacturing Facility

Houston, Texas -- August 2, 2006 -- OYO Geospace (NASDAQ: OYOG) today announced net income for its third quarter ended June 30, 2006 almost tripled to $3.4 million, or $0.57 per diluted share, on revenues of $30.1 million. Both revenue and net income amounts are new quarterly records for the company. This compares with net income of $1.2 million, or $0.20 per diluted share, on revenues of $23.1 million in the comparable quarter last year.

For the nine months ended June 30, 2006, OYO Geospace recorded sales of $74.7 million and net income of $6.3 million, or $1.06 per diluted share. For the comparable period last year, the company recorded sales of $59.7 million and net income of $3.1 million, or $0.54 per diluted share.

"Results for the quarter included revenues from the sale of an $8.0 million seismic reservoir monitoring system to BP for installation in the North Sea. This system is the second permanent seismic reservoir monitoring system sold to BP for a North Sea application. We continue on schedule with two other seismic reservoir monitoring system contracts with deliveries expected in the coming quarters. During the quarter ended June 30, 2006, the contract for BP's Caspian Sea system was expanded by $2.3 million to $16.5 million. This additional equipment is expected to be delivered at the same time as the original contract's equipment," said Gary Owens, OYO Geospace's President and Chief Executive Officer.

"Our seismic exploration products continue to experience high demand worldwide driven by the continued demand for seismic services. Our seismic sensors, connectors and marine products were the primary contributors to the growth in this product group," said Owens.

"Sales of our non-seismic offshore cable and industrial sensor products were also near record levels for the quarter despite the restricted capacity issues constraining our efforts to manufacture specialty cables. A lack of manufacturing capacity has limited the potential financial impact from this market. Our planned facility expansion will enable the company to better serve this market," continued Owens.

"Sales of our thermal solutions products were very good this quarter, reaching a new quarterly record. We continue to see growth opportunities in this market," said Owens.

"As announced previously, the company embarked on an 80,000 square foot expansion of its Houston facility. We subsequently decided to expand the size of this new facility to 170,000 square feet including 130,000 square feet of manufacturing space, increasing its expected cost from approximately $10 million to approximately $12 million. Ground breaking has taken place for the new facility and we expect to complete the construction phase of the project in December. The installation of additional manufacturing equipment and the reorganization of our existing manufacturing space is scheduled for completion in our second fiscal quarter of 2007," continued Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal solutions industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our products are accepted in existing and new markets, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of worldwide conflicts and tensions and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended		Nine Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Sales	$ 30,064	$ 23,115	$ 74,652	$ 59,702
Cost of sales	18,701	16,545	48,592	40,960
Gross profit	11,363	6,570	26,060	18,742
Operating expenses:
Selling, general and administrative	4,016	3,474	11,557	10,678
Research and development	2,197	1,342	5,194	3,772
Total operating expenses	6,213	4,816	16,751	14,450
Income from operations	5,150	1,754	9,309	4,292
Other income (expense):
Interest expense	(189)	(207)	(615)	(463)
Interest income	154	126	433	365
Foreign exchange gains (losses)	54	(65)	15	35
Other, net	16	34	45	49
Total other income (expense), net	35	(112)	(122)	(14)
Income before income taxes and minority interest	5,185	1,642	9,187	4,278
Income tax expense	1,743	481	2,903	1,174
Income before minority interest	3,442	1,161	6,284	3,104
Minority interest	--	(3)	--	(32)
Net income	$ 3,442	$ 1,158	$ 6,284	$ 3,072
Basic earnings per share	$ 0.60	$ 0.21	$ 1.11	$ 0.55
Diluted earnings per share	$ 0.57	$ 0.20	$ 1.06	$ 0.54
Weighted average shares outstanding - Basic	5,708,349	5,611,610	5,673,974	5,600,368
Weighted average shares outstanding - Diluted	6,019,019	5,751,605	5,949,461	5,733,479